EXHIBIT 99.1

AFFYMETRIX, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

1.      Purpose; Structure of Plan.

(a) The purpose of this Plan is to provide Eligible Employees with an opportunity to purchase Shares by means of payroll deductions or other contributions, thereby allowing such persons the opportunity to acquire an equity interest in the Company in a convenient manner and enhancing their sense of participation in the affairs of the Company.

(b) This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”).  It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code.  The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.  In addition, this Plan authorizes the grant of purchase rights under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such purchase rights shall be granted pursuant to rules, procedures or subplans adopted by the Committee designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company.  Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c) If a Participant transfers employment from the Company or any Designated Subsidiary participating in the 423 Component to a Designated Affiliate participating in the Non-423 Component, he or she shall immediately cease to participate in the 423 Component; however, any payroll deductions taken or other contributions made for the Purchase Period in which such transfer occurs shall be transferred to the Non-423 Component, and such Participant shall immediately join the then current Offering under the Non-423 Component upon the same terms and conditions in effect for his or her participation in the Plan, except for such modifications as may be required by applicable law.  A Participant who transfers employment from a Designated Affiliate participating in the Non-423 Component to the Company or any Designated Subsidiary participating in the 423 Component shall remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering Period under the Non-423 Component, or (ii) the Offering Date of the first Offering in which he or she participates following such transfer.

2.      Definitions.

(a) “Administrator” means one or more of the Company’s officers appointed by the Board or Committee to administer the day-to-day operations of the Plan.  Except as otherwise provided in the Plan, the Board or Committee may delegate any of its authority to the Administrator.

(b) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

(c) “Board” means the board of directors of the Company.

(d) “Change in Control” means

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than 80% of the incumbent directors are directors who either (A) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(d)(iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

(f) “Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

(g) “Company” means Affymetrix, Inc., a Delaware corporation.

(h) “Compensation” means all base straight-time gross earnings, exclusive of commissions, payments for incentive compensation, bonuses, overtime, shift premium and other similar compensation, unless otherwise determined by the Committee on a uniform and nondiscriminatory basis.  The Committee shall have the discretion to determine the application of this definition to Participants outside the United States.

(i) “Designated Affiliate” means any Affiliate selected by the Committee as eligible to participate in the Non-423 Component.

(j) “Designated Subsidiary” means any Subsidiary selected by the Committee as eligible to participate in the 423 Component.

(k) “Director” means a member of the Board.

(l) “Effective Date” shall mean the date the Plan becomes effective in accordance with Section 24 hereof.

(m) “Eligible Employee” means any individual who is treated as an employee in the records of the Company or any Designated Subsidiary or Designated Affiliate, in each case regardless of any subsequent reclassification by the Company or by any Designated Subsidiary or Designated Affiliate, any governmental agency, or any court.  The employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by the Company or the Designated Subsidiary or Designated Affiliate so long as the leave does not exceed three (3) months or, if longer than three (3) months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.  The employment relationship shall be treated as continuing intact where an Eligible Employee transfers employment between the Company, Designated Subsidiaries and/or Designated Affiliates.

(n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor law thereto, and the regulations promulgated thereunder.

(o) “Fair Market Value” means, with respect to the Shares, as of any date,

(i) If the Company’s common stock is listed on any established stock exchange or traded on the NASDAQ, the Fair Market Value of a Share shall be the closing sales price for a Share (or the closing bid if no sales were reported) as quoted on such exchange or market (or if the Company’s common stock is traded on more than one exchange or market, the exchange or market with the greatest volume of trading in the Company’s common stock) on the day of determination, in any case as reported in The Wall Street Journal or such other source as the Committee deems reliable.  In the absence of such markets for the Company’s common stock, the Fair Market Value shall be determined in good faith by the Board.

(ii) For purposes of this Plan, if the date as of which the Fair Market Value is to be determined is not a Trading Day, then solely for the purpose of determining Fair Market Value such date shall be:  (A) in the case of the Offering Date, the first Trading Day following the Offering Date; (B) in the case of the Purchase Date, the last Trading Day prior to the Purchase Date.

(p) “NASDAQ” means the NASDAQ National Market System.

(q) “Offering” means an offer under the Plan of a purchase right that may be exercised during an Offering Period.  For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Subsidiaries or Designated Affiliates will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(r) “Offering Date” means the first day of each Offering Period.

(s)  “Offering Period” means the period set forth in Section 4(a) hereof.

(t) “Parent” means a “parent corporation” of the Company whether now or hereinafter existing as defined in Section 424(e) of the Code.

(u) “Participant” means any Eligible Employee who participates in the Plan as described in Section 5 hereof.

(v) “Participation Election” means any written agreement, enrollment form, contract or other instrument or document (in each case in paper or electronic form) evidencing that an Eligible Employee has elected to become a Participant in the Plan.

(w) “Plan” means this Affymetrix, Inc. 2011 Employee Stock Purchase Plan, including both the 423 and Non-423 Components, as amended from time to time.

(x) “Purchase Date” means the last day of each Purchase Period (or, if such day is not a Trading Day, the Trading Day immediately preceding such day).

(y) “Purchase Period” means the period set forth in Section 4(b) hereof.

(z) “Purchase Price” means a per-Share amount to be paid by a Participant to purchase a Share on a Purchase Date and, unless otherwise determined by the Committee, shall be the lower of (i) eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date for the relevant Offering Period, or (ii) eighty-five percent (85%) of the Fair Market Value of a Share on the applicable Purchase Date.

(aa) “Share” means a share of common stock of the Company, $0.01 par value, or such other security of the Company into which such share shall be changed in accordance with Section 16 hereof.

(bb) “Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.

(cc) “Trading Day” means a day on which the NASDAQ is open for trading or, if the Shares are no longer listed on the NASDAQ but are listed on any other national stock exchange or national market system, a day on which such other national stock exchange or national market system on which the Shares are listed is open for trading.

3.      Eligibility.  Unless otherwise provided in this Section 3, any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan.  Eligible Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.  In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Committee has determined that participation of such Eligible Employees is not advisable or practicable.  The Committee, in its discretion, from time to time may, prior to an Offering Date for a particular Offering and for all purchase rights to be granted on such Offering Date under such Offering, determine that Eligible Employees who customarily work twenty (20) hours or less per week or not more than five (5) months in any calendar year (or, in each case, such lesser period of time as may be determined by the Committee in its discretion) shall not be included in the Plan or an Offering.  Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a purchase right under the 423 Component of the Plan to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company and/or hold outstanding purchase rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or of any Subsidiary.

4.      Offering Periods and Purchase Periods.

(a) The Plan shall be implemented by a series of Offering Periods of approximately twelve (12) months duration during which time a purchase right under the Plan may be offered to Eligible Employees.  The first Offering Period shall commence on November 15, 2011, or on such other date as the Committee shall determine.  Subsequently, Offering Periods shall begin on May 15 and November 15 of each year and end on May 14 and November 14, respectively, of the following year.  Notwithstanding the foregoing, if the Fair Market Value of the Shares on the Offering Date of a new Offering Period is lower than the Fair Market Value of the Shares on the Offering Date of an Offering Period then in progress, the Offering Period then in progress will terminate and Participants in such Offering Period will be automatically enrolled in the new Offering Period to commence on the next May 15 or November 15, as applicable, and extend for a twelve (12) month period ending on May 14 or November 14, as applicable. The duration and timing of Offering Periods may be changed without stockholder approval; provided, however, that in no event shall an Offering Period exceed 27 months and, provided, further, that any such change is announced to Eligible Employees prior to the beginning of the first Offering Period to be affected.

(b) Each Offering Period shall consist of two (2) Purchase Periods of approximately six (6) months duration during which time payroll deductions or other contributions of Participants are accumulated.  The first Purchase Period shall commence on November 15, 2011, or on such other date as the Committee shall determine.  Subsequently, Purchase Periods shall begin on each May 15 and November 15 and end on the following November 14 and May 14, respectively.   The duration and timing of Purchase Periods may be changed without stockholder approval, provided, however, that any such change is announced to Eligible Employees prior to the beginning of the first Purchase Period to be affected.

5.      Participation.  An Eligible Employee may become a Participant in the Plan by completing, within any prescribed enrollment period prior to the applicable Offering Date, a Participation Election (either through the Company’s online Plan enrollment process or in paper form) and/or any other forms and following any procedures for enrollment in the Plan as may be established by the Committee from time to time.  A Participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

6.      Payroll Deductions or Other Contributions.

(a) At the time a Participant completes any Participation Election, enrollment form and/or procedure to enroll in the Plan, as provided in Section 5 hereof, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation that he or she receives on each pay day during the Offering Period; should a pay day occur on a Purchase Date, a Participant shall have the payroll deductions made on such day applied to his or her account under the current Purchase Period, unless otherwise provided by the Committee.  The Committee, in its sole discretion, may permit Participants to contribute amounts to the Plan through payment by cash, check or other means if payroll deductions are not permitted or advisable under applicable law; provided, however, that such contributions shall not exceed 15% of the Compensation received each pay day during the Offering Period.   The Committee, in its sole discretion, may change the maximum rate at which a Participant can elect to have payroll deductions or other contributions made pursuant to this Section 6(a).

(b) Payroll deductions or other contributions, as applicable, for a Participant shall commence on the first pay day following the Offering Date and shall end on the last pay day in the Offering Period to which such authorization is applicable (subject to Section 6(a) hereof), unless sooner terminated by the Participant as provided in Section 10 hereof.

(c) Any payroll deduction or other contribution elections made by a Participant shall be in whole percentages only.

(d) A Participant may decrease payroll deductions or other contributions one (1) time during a Purchase Period by completing any form or following any procedure established by the Committee from time to time.  Any such change in rate shall be effective as soon as administratively practicable following the Participant’s completion of such prescribed form or procedure, provided that the Committee may establish in advance of a particular Purchase Period a deadline by which any such change must be submitted before the end of that Purchase Period.  In addition, to the extent necessary to comply with Section 423(b)(8) of the Code as described in Section 8(b) hereof, as determined by the Committee in its sole discretion, a Participant’s payroll deductions or other contributions may be decreased during a Purchase Period.

7.      Grant of Purchase Right.  On each Offering Date, each Participant shall be granted a right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares determined by dividing such Participant’s payroll deductions or other contributions accumulated prior to such Purchase Date by the applicable Purchase Price; provided, however, that in no event shall a Participant be permitted to purchase more than 750 Shares during each Purchase Period, subject to adjustment pursuant to Section 16 hereof, and provided further that such purchase shall be subject to the limitations set forth in Section 8(b) and Section 15 hereof.  The Committee may, for future Offerings, increase or decrease, in its absolute discretion, the maximum number of Shares that a Participant may purchase during a Purchase Period.  With respect to any Offering, the purchase right shall expire on the last day of the relevant Offering Period.

8.      Purchase of Shares.

(a) Unless a Participant withdraws from the Plan as provided in Section 10 hereof, on the Purchase Date, the maximum number of Shares as may be purchased with the accumulated payroll deductions or other contributions in the Participant’s account shall be purchased for such Participant at the applicable Purchase Price, subject to the limitations in Section 7 and Section 8(b) hereof.  Unless otherwise determined by the Committee prior to an Offering, fractional Shares shall not be purchased and any payroll deductions or other contributions accumulated in a Participant’s account which are not sufficient to purchase a full Share shall, at the discretion of the Committee, be returned to the Participant or be retained in the Participant’s account for a subsequent Purchase Period.  Shares may be purchased pursuant to the purchase right granted to Participant under the Plan only by the Participant.

(b) No Participant in the 423 Component shall be granted a purchase right under the Plan which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

(c) If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which purchase rights are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the relevant Offering Date, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Committee may provide, in its sole discretion, that the Company shall make a pro-rata allocation of the Shares available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising purchase rights on such Purchase Date.  The Company may make a pro-rata allocation of the Shares pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to the relevant Offering Date.

9.      Delivery of Shares.  By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee.  Alternatively, the Committee may provide for a Plan share account for each Participant to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm.  As soon as reasonably practicable after each Purchase Date, the Company shall arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her purchase right to the Participant’s brokerage or Plan share account in a form determined by the Committee.  Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any purchase under the Plan, and instead such Shares shall be recorded in the books of the brokerage firm selected by the Committee or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.

10.    Withdrawal.

(a) A Participant may decide not to purchase Shares on a Purchase Date and may elect to withdraw all, but not less than all, the payroll deductions or other contributions credited to his or her account and not yet used to purchase Shares under the Plan at any time by giving notice in the form and manner prescribed by the Committee from time to time.  Upon such withdrawal, all of the Participant’s payroll deductions or other contributions credited to his or her account shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s purchase right for the Offering shall be terminated automatically, and no further payroll deductions or other contributions for the purchase of Shares shall be made during the current Offering Period.  Notwithstanding the foregoing, the Committee may specify a period of time immediately preceding each Purchase Date during which time any withdrawal will not be effective for the current Purchase Period but will become effective for all subsequent Purchase Periods and Offering Periods.  If a Participant withdraws from the Plan as described herein, payroll deductions or other contributions shall not resume at the beginning of the subsequent Offering Period unless the Participant completes a Participation Election and/or any other forms and follows any procedures for enrollment in the Plan as described in Section 5 hereof.

(b) A Participant’s withdrawal from an Offering shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in subsequent Offerings which commence after the termination of the Offering from which he or she has withdrawn.

11.    Tax Withholding.  The Participant must make adequate provision for any withholding obligation of the Company or any Subsidiary or Affiliate for federal, state, or any other tax liability, national insurance, social security, payment-on-account or other tax related items, if any, which arise as a result of participation in the Plan, including, for the avoidance of doubt, any liability to pay an employer tax or social insurance contribution which has been shifted from the Company or any Subsidiary or Affiliate to the Participant as a matter of law or contract.  The Company or any Subsidiary or Affiliate, as applicable, may withhold, by any method permissible under applicable law, the amount necessary for the Company or a Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or a Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant.

12.    No Right to Employment.  Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable.  Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

13.    Termination of Employment.  Unless otherwise determined by the Committee, upon a Participant ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions or other contributions credited to such Participant’s account during the current Offering Period but not yet used to purchase Shares under the Plan shall be returned to such Participant or, in the case of termination of employment due to death, to the Participant’s heirs or estate, and such Participant’s purchase right shall be terminated automatically.

14.    Interest.  No interest will accrue on the payroll deductions or other contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Committee.

15.    Shares Available for Purchase under the Plan.

(a) Basic Limitation.  Subject to adjustment pursuant to Section 16 hereof, the aggregate number of Shares authorized for sale under the Plan is 7,000,000 Shares.  For the avoidance of doubt, the limitation set forth in this section may be used to satisfy purchases of Shares under either the 423 Component or the Non-423 Component.

(b) Rights as an Unsecured Creditor.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly-authorized transfer agent of or broker selected by the Company), a Participant shall only have the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares.

(c) Source of Shares Deliverable at Purchase.  Any Shares issued upon purchase may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

16.    Adjustments for Changes in Capitalization and Similar Events.

(a) Changes in Capitalization.  In the event of any increase or decrease in the number of issued Shares resulting from any nonreciprocal transaction between the Company and its stockholders (such as a stock dividend, stock split, spin-off, rights offering or recapitalization) that affects the Shares (or other securities of the Company) or the price of Shares (or other securities of the Company) and causes a change in the per share value of the Shares underlying outstanding purchase rights, the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan will, in such manner as it may deem equitable, adjust the maximum number of Shares that shall be made available for sale under the Plan, the maximum number of Shares that each Participant may purchase during a Purchase Period (pursuant to Section 7 hereof) and the per Share price used to determine the Purchase Price.  Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this paragraph to the Administrator.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a purchase right.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Committee.  The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation.  The Committee shall notify each Participant in writing, at least five (5) U.S. business days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 10 hereof.

(c) Change in Control.  In the event of a Change in Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the purchase right, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date.  The New Purchase Date shall be before the date of the Company’s proposed Change in Control.  The Committee shall notify each Participant in writing, at least five (5) U.S. business days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 10 hereof.

17.    Administration.

(a) Authority of the Committee.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, without limitation, the authority to:

(i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Participation Election or other instrument or agreement relating to the Plan,

(ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in the 423 Component or the Non-423 Component and which entities shall be Designated Subsidiaries or Designated Affiliates,

(iii) determine the terms and conditions of any right to purchase Shares and any Offering under the Plan,

(iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan,

(v) amend an outstanding purchase right or grant a replacement purchase right for a purchase right previously granted under the Plan if, in the Committee’s discretion, it determines that (A) the tax consequences of such purchase right to the Company or the Participant differ from those consequences that were expected to occur on the date the purchase right was granted, or (B) clarifications or interpretations of, or changes to, tax law or regulations permit purchase rights to be granted that have more favorable tax consequences than initially anticipated, and

(vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States.  Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions or other contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary-designation requirements, withholding procedures and handling of Share issuances, which may vary according to local requirements.  The Committee may delegate any of its authority set forth in this paragraph to the Administrator, unless constrained by applicable law.

(b) Committee Decisions.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any right to purchase Shares granted under the Plan shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Designated Subsidiary or Designated Affiliate, any Participant, any Eligible Employee, or any beneficiary of such person, as applicable.

(c) Indemnification.  To the extent permissible under applicable law, each member of the Board, the Committee, the Administrator or any officer of the Company, a Designated Subsidiary or a Designated Affiliate (each such person, a “Covered Person”) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Covered Person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act on behalf of the Company pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Covered Persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

18.    Transferability.  Neither payroll deductions nor other contributions credited to a Participant’s account nor any rights with regard to the purchase of Shares pursuant to a purchase right or to receive Shares under the Plan may be assigned, alienated, pledged, attached, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering in accordance with Section 10 hereof.

19.    Use of Funds.  All payroll deductions or other contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or contributions except as may be required by applicable law, as determined by the Committee.

20.    Amendment and Termination.

(a) The Plan may be amended, modified, suspended or terminated by the Board or the Committee without the approval of the stockholders of the Company; provided, however, that the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required by applicable law or government regulation, or the rules of the NASDAQ or any successor exchange or quotation system on which the Shares may be listed or quoted or to comply with Section 423 of the Code.  For the avoidance of doubt, the authority to amend, modify, suspend or terminate the Plan may not be delegated to the Administrator.

(b) Without limitation to the provisions of Section 20(a) hereof, the Committee shall be entitled to take the following actions without stockholder approval and without regard to whether any Participant rights may be considered to be adversely affected by such actions:

(i) change the method for determining the Purchase Price;

(ii) change the duration and timing of Offering Periods and/or Purchase Periods (subject to the limitations set forth in Sections 4(a) and (b) hereof, respectively);

(iii) determine whether or not and how frequent changes may be made to the rate of payroll deductions or other contributions to be made during a Purchase Period;

(iv) increase or decrease the maximum number of Shares a Participant may purchase during a Purchase Period (subject to the limitations set forth in Section 8(b) and Section 15 hereof);

(v) establish the exchange ratio applicable to payroll deductions or other contributions made in a currency other than U.S. dollars;

(vi) change the maximum rate of payroll deductions or other contributions  that a Participant can elect or permit payroll deductions or other contributions in excess of the rate designated by a Participant to adjust for delays or mistakes in the Company’s processing of a properly completed Participation Election;

(vii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts deducted from or contributed by the Participant; and

(viii) establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

21.    Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

22.    Conditions upon Issuance of Shares.

(a) Shares shall not be issued with respect to a purchase right unless the purchase of Shares pursuant to such purchase right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, U.S. and non-U.S. and state and local provisions, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.  In the event the Company determines that Shares may not be issued pursuant to this Section 22(a), any payroll deductions or other contributions shall be promptly refunded to the relevant Participants.

(b) As a condition to the purchase of Shares pursuant to a purchase right, the Company may require the person on whose behalf Shares are purchased to represent and warrant at the time of any such purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the applicable provisions of law described in Section 22(a) hereof.

23.    Share Issuance.  All Shares delivered pursuant to the purchase of Shares under the Plan shall be subject to such restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, the NASDAQ or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable federal, state or other laws, and the Committee may take whatever steps are necessary to effect such restrictions.

24.    Term of Plan.  After adoption of the Plan by the Board, this Plan will become effective on the first Offering Date (as described in Section 4(a) hereof).  Subject to Section 25 hereof, this Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board or the Committee (pursuant to Section 20(a) hereof), (b) issuance of all of the Shares reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board.   No further purchase rights shall be granted or Shares purchased, and no further payroll deductions or other contributions shall be collected under the Plan following such termination.

25.    Stockholder Approval of Plan.  This Plan shall be approved by the stockholders of the Company, in the manner and to the degree required under applicable law, within twelve (12) months of the date this Plan is adopted by the Board.  No purchase of Shares pursuant to this Plan shall occur prior to such stockholder approval.  If the Plan is not approved by the stockholders of the Company prior to the first scheduled Purchase Date, the Plan and all purchase rights granted under the Plan will terminate immediately prior to the first scheduled Purchase Date without any action by the Board or the Committee, and all payroll deductions and other contributions will be refunded to Participants as soon as practicable.

26.    Code Section 409A; Tax Qualification.

(a) Purchase rights granted under the 423 Component are exempt from the application of Section 409A of the Code.  Purchase rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent.  Subject to Section 26(b) hereof, purchase rights granted to U.S. taxpayers under the Non-423 Component shall be subject to such terms and conditions that will permit such purchase rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the Shares subject to a purchase right be delivered within the short-term deferral period.  Subject to Section 26(b) hereof, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Committee determines that a purchase right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the purchase right shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the purchase right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

(b) Although the Company may endeavor to (i) qualify a purchase right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 26(a) hereof.  The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

27.    Severability.  If any particular provision of this Plan is found to be invalid or otherwise unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

28.    Governing Law.  Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

29.    Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.